Exhibit 10.12

EXECUTION VERSION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of December 13, 2019, by and between Torrid LLC, a California limited liability company (the “Company”), and Marc Katz (“Executive”), a resident of New Jersey. This Agreement shall become effective as of the date hereof; provided that in the event the Commencement Date (as defined below) does not occur by January 3, 2020, neither the Executive nor the Company will have any rights or obligations pursuant to this Agreement and this Agreement shall be null and void ab initio.

WHEREAS, the Company desires to employ Executive during the Employment Period, and Executive is willing to accept employment with the Company, on the terms and conditions set forth herein; and

WHEREAS, the agreements of Executive in Sections 6, 7 and 8 are material inducements to enter into this Agreement,

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. In this Agreement:

“Base Salary” has the meaning given to that term in Section 3(a).

“Board” shall mean (i) during any such period in which Torrid Intermediate LLC, a Delaware limited liability company, or any affiliate thereof, is the managing member of the Company and the Company shall not have a board of directors or board of managers, the board of managers of Torrid Intermediate LLC, and (ii) otherwise, the board of directors or board of managers or other similar governing body, as applicable, of the Company.

“Cause” means Executive (i) is convicted of a felony or other crime involving either dishonesty towards the Company or any of its Subsidiaries or material misuse of property of the Company or any of its Subsidiaries; (ii) engages in willful misconduct or fraud with respect to the Company or any of its Subsidiaries or any of their customers or suppliers or an intentional act of dishonesty or disloyalty in the course of Executive’s employment; (iii) refuses to perform Executive’s material obligations under this Agreement (except in connection with a Disability) as reasonably directed by the Board or the Company’s chief executive officer, which failure is not cured within 15 days after written notice thereof to Executive; (iv) misappropriates one or more of the Company’s or any of its Subsidiaries material assets or business opportunities; or (v) breaches Sections 6, 7 or 8 hereof which breach, if capable of being cured, is not cured within 10 days after written notice thereof has been delivered to Executive. The Company may allow Executive an extension of time to cure a breach if the Board, in its sole discretion, determines that such extension is appropriate under the circumstances.

“Company” has the meaning set forth in the preamble above; together with its Subsidiaries and affiliates and includes all predecessor entities.

“Confidential Information” has the meaning given to that term in Section 6(a).

“Court” has the meaning given to that term in Section 9(b).

“Disability” means Executive’s inability to perform the essential duties, responsibilities and functions of Executive’s position with the Company and its Subsidiaries for a continuous period of 180 days as a result of any mental or physical disability or incapacity, as determined under the definition of disability in the Company’s long-term disability plan so as to qualify Executive for benefits under the terms of that plan or as determined by an independent physician to the extent no such plan is then in effect. Executive shall reasonably cooperate in all respects with the Company if a question arises as to whether Executive has become disabled (including, without limitation, submitting to an examination by a medical doctor or other health care specialists selected by the Company and authorizing such medical doctor or such other health care specialist to discuss Executive’s condition with the Company).

“Employment Period” means the period commencing on the date Executive commences employment with the Company, which shall be a date to be mutually agreed between the Company and Executive but in any event no later than January 3, 2020 (the “Commencement Date”) and ending on the date of Executive’s termination of employment as contemplated in Section 5(a).

“Fair Market Value” has the meaning set forth in the Fourth Amended and Restated Limited Liability Company Agreement of Parent; provided, however, that (a) prior to an IPO, for purposes of the repurchase right set forth in Section 4 of that certain Incentive Unit Purchase Agreement dated December 13, 2019 by and between Executive and Torrid Holding LLC the determination of “Fair Market Value” shall not include any discounts for lack of marketability or minority ownership of the units being repurchased and (b) following an IPO, the Fair Market Value of IPO Issuer shall mean, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, the last sales price reported for the applicable security on the valuation date as reported on the principal national securities exchange in the United States on which it is then traded.

“Good Reason” means the occurrence of any of the following events without the written consent of Executive: (i) a material diminution of Executive’s duties or the assignment to Executive of duties that are inconsistent in any substantial respect with the position, authority or responsibilities associated with Executive’s position as set forth pursuant to Section 2(b), other than any such authorities, duties or responsibilities assigned at any time which are by their nature, or which are identified at the time of assignment, as being temporary or short-term; (ii) the Company’s requiring Executive to be based at a location which is fifty (50) or more miles from the City of Industry, California; or (iii) a material breach by the Company of its obligations pursuant to this Agreement (including, without limitation, its obligations pursuant to Section 3) (which such breach goes uncured after notice and a reasonable opportunity to cure); provided, however, no condition enumerated in the preceding shall be deemed to be “Good Reason” unless within thirty (30) days of the initial existence of such condition, Executive shall have given the Company written notice thereof specifically describing the condition giving rise to “Good Reason” and allowing the Company a period of at least thirty (30) days from the date of receipt of the notice to remedy such condition. Notwithstanding the foregoing, in no event will a condition give rise to “Good Reason” hereunder unless within ten (10) days after the expiration of the period provided in the Executive’s notice for the Company to remedy said condition but in no event later than one hundred and twenty (120) days initial existence of said condition, Executive shall have actually terminated his employment with the Company by giving written notice of resignation for failure of the Company to remedy such condition.

“IPO” means an initial public offering and sale of any common stock of any member of the Parent Group pursuant to an effective registration statement under the Securities Act.

“IPO Issuer” means the applicable member of the Parent Group whose common stock is registered in the IPO.

“Parent Group” means, collectively, Torrid Holdings L.L.C., a Delaware limited liability company (“Parent”), and each of its subsidiaries (including the Company). Any references to the “members of the Parent Group” and similar phrases shall be deemed to refer to Parent and its subsidiaries (including the Company).

“Termination Year” means the calendar year in which the Employment Period is terminated.

“Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future law.

“Subsidiaries” means any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by the Company, directly or through one of more Subsidiaries.

“Work Product” has the meaning given to that term in Section 7.

2. Employment, Position and Duties.

(a) The Company shall employ Executive and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the Employment Period.

(b) During the Employment Period, Executive shall serve as President & Chief Financial Officer of the Company, working at the Company’s offices in City of Industry, California, and shall perform the normal duties, responsibilities and functions of an executive officer of a company of a similar size and type and shall have such power and authority as shall reasonably be required to enable Executive to perform Executive’s duties hereunder, subject to the power and authority of the Board to expand or limit such duties, responsibilities, functions, power and authority and to overrule actions of officers of the Company in a manner consistent with the traditional responsibilities of such office.

(c) During the Employment Period, Executive shall (i) render such administrative, financial and other executive and managerial services to the Company and its Subsidiaries which are consistent with Executive’s position as the Board may from time to time direct, (ii) report to the Board or the Company’s chief executive officer and shall devote Executive’s best efforts and Executive’s full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries and (iii) submit to the Board all business, commercial and investment opportunities presented to Executive or of which Executive becomes aware which relate to the business of the Company and its Subsidiaries, and unless approved by the Board in writing, Executive shall not pursue, directly or indirectly, any such opportunities on Executive’s own behalf. Executive shall perform Executive’s duties, responsibilities and functions to the Company and its Subsidiaries hereunder to the best of Executive’s abilities in a diligent, trustworthy and professional manner.

3. Compensation and Benefits.

(a) During the Employment Period, Executive’s base salary shall be a minimum of Eight Hundred Thousand Dollars ($800,000.00) per annum (as increased or decreased in accordance with this Agreement from time to time, the “Base Salary”), which salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices (in effect from time to time). Executive’s Base Salary will be subject to annual review and increase or decrease (but shall not be decreased below the Base Salary in effect on the date of this Agreement) by the Board during the Employment Period.

(b) For each fiscal year of the Company during the Employment Period, commencing with the fiscal year commencing on February 2, 2020, Executive shall be entitled to participate in the Company’s annual bonus plan for similarly-situated senior executives as such is approved by the Board or a committee thereof, as in effect from time to time, with a target annual bonus of One-hundred percent (100%) of Executive’s Base Salary (“Target Bonus”) and a maximum annual bonus opportunity of up to Two-hundred percent (200%) of Executive’s Base Salary. Executive’s annual plan performance targets will be established annually by the Board prior to the start of each fiscal year (which targets will generally focus on financial metrics of the Company in comparison to budget). Any bonus earned under this Section 3(b) shall be paid as soon as practicable and within forty-five (45) days following the completion of Parent’s audit for the fiscal year during which such bonus was earned under this Section 3(b), subject to Executive’s continuous employment through the applicable payment date. In addition to the foregoing, subject to Executive’s continued employment through the payment date thereof, Executive shall receive a Target Bonus in respect of the Company’s fiscal year ending February 1, 2020, pro rated based on the period of time between the Commencement Date and February 1, 2020.

(c) As soon as reasonably practicable following the Commencement Date, Executive will be granted 700,000 Class E Units and 700,000 Class F Units of Torrid Holding LLC (the “Incentive Units”), which are intended to be treated as “profits interests” for U.S. federal income tax purposes. The Incentive Units will vest in accordance with and otherwise be subject to the terms and conditions of the Fourth Amended and Restated Limited Liability Company Agreement of Parent and an Incentive Unit Purchase Agreement substantially in the form attached hereto as Exhibit B.

(d) The Board, or a committee or appointee thereof, during the term of this Agreement, shall review annually, or at more frequent intervals which the Board determines is appropriate, Executive’s compensation and may award Executive compensation as the Board deems appropriate in its sole discretion; provided, however, that Executive’s base salary shall not be reduced pursuant to any such review or otherwise.

(e) Executive shall be entitled to twenty work days of paid vacation each calendar year in accordance with the Company’s policies, which if not taken in any year may not be carried forward to any subsequent calendar year and no compensation shall be payable in lieu thereof. Such vacation will accrue as of January 1 of each year, except that if Executive’s employment commences after January 31 of any calendar year, Executive shall accrue twenty days of paid vacation pro rated for the number of full calendar months remaining in the calendar year in which the Employment Period commences.

(f) During the Employment Period, the Company shall reimburse Executive for all reasonable business expenses incurred by Executive in the course of performing Executive’s duties, responsibilities and functions under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(g) Executive shall be eligible to receive benefits in accordance with the Company’s standard benefit plans approved by the Board which are provided to other senior executives of the Company (excluding any incentive equity compensation, which will be determined on a case by case basis), as the same may be amended, modified or replaced from time to time, which at a minimum will include health insurance on the same terms and conditions provided to other senior management team members of the Company.

(h) Executive will be indemnified and defended for acts performed (or omissions made) in Executive’s capacity as an officer or director of the Company to the fullest extent specified in the Company’s operating agreement and as permitted under Delaware or California law, as applicable.

(i) The Company will reimburse Executive for reasonable and demonstrated out-of-pocket costs incurred in connection with the relocation of Executive’s principal residence to the vicinity of the Company’s headquarters in City of Industry, grossed-up for any income or other taxes incurred by Executive due to such reimbursement, up to an aggregate amount not to exceed $250,000, including the value of any gross-up amount, and otherwise in accordance with the Company’s relocation policy in effect from time to time (the “Relocation Expenses”). The Company’s relocation policy includes the following moving-related expenses: (i) packing and moving of household goods, (ii) one house hunting trip to California, (iii) shipment of up to two automobiles, (iv) temporary housing and storage of household goods for up to 90 days, (v) standard and customary costs associated with the sale of Executive’s current home in New Jersey, including realtor fees/commissions not to exceed 6%, (vi) standard and customary closing costs, excluding points on a loan, associated with the purchase of a home in California prior to January 1, 2021, and (vii) certain miscellaneous fees and expenses. All Relocation Expenses payable under this Section 3(i) shall be reimbursed subject to Executive’s presentment to the Company of appropriate documentation. If Executive’s employment is terminated prior to the twelve (12)-month anniversary of the Commencement Date for any reason other than by the Company without Cause, by Executive for Good Reason or due to Executive’s death or Disability, Executive will repay to the Company the amount of the Relocation Expenses actually paid by the Company to Executive pursuant to this Section 3(i).

(j) Upon presentation of appropriate documentation, the Company shall pay Executive’s reasonable attorneys’ fees incurred in connection with the negotiation and documentation of this Agreement, up to a maximum of $10,000 which shall be paid on or as soon as reasonably practicable following the Commencement Date.

(k) To the extent any reimbursements or in-kind benefits under this Agreement constitute “non-qualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), (i) all such expenses, benefits or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) any right to such reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

4. Certain Matters Upon an IPO.

(a) If an IPO occurs during the Employment Period, then Executive shall be entitled to a one-time grant of restricted stock units or restricted share awards (the “IPO Stock Award”) in respect of such number of shares of common stock of the IPO Issuer as is equal to $1.0 million divided by the initial public offering price per share of common stock of the IPO Issuer offered to the public in the IPO. The IPO Stock Award will be granted as soon as reasonably practicable following the date of the IPO (the “IPO Date”). The IPO Stock Award (i) shall vest as to (x) 50% of the shares of common stock subject to the IPO Stock Award as of the date of grant, (y) 50% of the shares of common stock subject to the IPO Stock Award in equal installments on each of the first, second, and third anniversaries of the IPO Date, provided that Executive is employed by the Company through the applicable vesting date, and (ii) shall be subject to such other terms and conditions consistent with the IPO Issuer’s grant of equity-based awards to similarly-situated employees. At the Executive’s election, the Executive may satisfy payment of any required withholding in respect of federal, state, local or foreign taxes by directing the IPO Issuer to withhold a number of shares of common stock subject to the IPO Stock Award having a Fair Market Value as of the required withholding date equal to the minimum tax withholding requirement; provided the IPO Issuer is not, as of the date of required withholding, restricted from selling such shares of common stock on Executive’s behalf on the securities exchange on which IPO Issuer is listed (pursuant to any underwriter lockup, blackout period or otherwise).

(b) In addition, if an IPO occurs during the Employment Period, Executive shall be eligible to receive an annual incentive equity award grant in a form and at a time determined by the Compensation Committee of the board of directors of the IPO Issuer on terms and conditions no less favorable to Executive than those provided to other senior management team members of the Company, with the amount of such annual incentive equity awards (and the timing of the grant of such awards) to be determined by the Compensation Committee of the board of directors of the IPO Issuer. All such annual incentive equity awards granted to Executive shall be subject to vesting and other terms of a company-wide equity plan to be implemented by the IPO Issuer in connection with the IPO.

5. Termination and Payment Terms.

(a) The Employment Period shall end (i) immediately upon Executive’s resignation, death or Disability and (ii) the Employment Period may be terminated by the Company, with or without Cause at any time prior to such date. Except as otherwise provided herein, any termination of the Employment Period by the Company shall be effective as specified in a written notice from the Company to Executive.

(b) If the Employment Period is terminated:

(i) by the Company other than for Cause or by Executive resigning for Good Reason, Executive shall be entitled to receive (1) all previously earned and accrued but unpaid Base Salary and vacation and unpaid business expenses up to the date of such termination, (2) any unpaid bonus earned by Executive for the fiscal year prior to the Termination Year, but then unpaid, and any other amounts owed under Sections 3(i) or 3(j), (3) the pro rata portion of Executive’s annual bonus (pursuant to Section 3(b) hereof) during the Termination Year, based on the extent to which performance conditions are achieved for such year, pro rated based on the number of days of the Termination Year, prior to the date of termination, which payment shall be made when the bonus payments for such Termination Year, are otherwise due; (4) severance pay in the full amount of Base Salary at the time of termination or expiration from the date of termination, through the period ending on the first anniversary of the date of termination and (5) if Executive is eligible for, and timely elects, continued coverage under COBRA for Executive and/or his eligible dependents under the Company’s group health insurance plans, the Company shall pay the COBRA premiums necessary to continue the health, life and other welfare insurance coverage as may be in effect for Executive and/or his eligible dependents as of the date of Executive’s termination of employment with the Company until the earliest of (x) twelve (12) months following Executive’s termination date (the “COBRA Severance Period”); (y) the expiration of Executive’s eligibility for continuation coverage under COBRA; and (z) the date on which Executive becomes eligible for group health insurance coverage in connection with new employment. If Executive becomes eligible for coverage under another employers group health plan, or otherwise ceases to be eligible for COBRA coverage during the COBRA Severance Period, Executive must immediately notify the Company of such event, and the Company’s obligation to pay COBRA premiums on Executive’s behalf will cease. The Company may modify the continuation coverage contemplated by this Section 5(b)(i)(5) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable).

(ii) for any other reason, including as a result of Executive’s death, Disability, voluntary resignation for other than Good Reason or by the Company for Cause, Executive’s sole entitlement shall be to receive all previously earned and accrued but unpaid Base Salary, vacation and unpaid business expenses up to the date of such termination or expiration and Executive shall not be entitled to any further Base Salary, bonus payments or benefits for that year or any future year, except as required by the specific provisions of any benefit plan or by law, or to any other severance compensation of any kind.

(c) Executive agrees that: (i) Executive shall be entitled to the payments and services provided for in Sections 5(b)(i)(3), 5(b)(i)(4), and 5(b)(i)(5), if any, if and only if Executive has executed and delivered the Release (and no longer subject to revocation, if applicable) attached as Exhibit A within sixty days following the date of termination and Executive has not breached as of the date of termination of the Employment Period the provisions of Sections 6, 7 and 8 hereof and docs not breach such sections or such covenants at any time during the period for which such payments or services are to be made; and (ii) the Company’s obligation to make such payments and services will terminate upon the occurrence of any such breach during such period.

(d) Except as stated above, any payments pursuant to Section 5(b) shall be paid by the Company in regular installments in accordance with the Company’s general payroll practices, and following such payments the Company shall have no further obligation to Executive pursuant to this Section 5 except as provided by law; provided that to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code (as defined in subsection (g) hereof), any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the first regularly scheduled pay period following the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto. All amounts payable to Executive as compensation hereunder shall be subject to all customary withholding, payroll and other taxes. The Company shall be entitled to deduct or withhold from any amounts payable to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes imposed with respect to Executive’s compensation or other payments or Executive’s ownership interest in the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity).

(e) Executive hereby agrees that except as expressly provided herein, no severance compensation of any kind, nature or amount shall be payable to Executive and except as expressly provided herein, Executive hereby irrevocably waives any other claim for severance compensation.

(f) Except as provided in Sections 5(b)(i) and 5(b)(ii) above, all of Executive’s rights pursuant to Sections 3 and 4 shall cease upon the termination of the Employment Period.

(g) Notwithstanding anything herein to the contrary, if, at the time any payment is payable to Executive pursuant to the provisions of Section 5(b)(i) above as a result of Executive’s “separation from service” (within the meaning of Section 409A of the Internal revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder, the Company or any company in the affiliate group in which the Company’s financial statements are consolidated in accordance with generally accepted accounting principles has a class of equity securities traded on an established domestic or foreign securities market or otherwise including, without limitation, trading on an American exchange only as American Depositary receipts (“ADR’S”) and Executive is designated a “specified person” (as such term is defined in Section 409A of the Code and the regulations promulgated thereunder) pursuant to Section 409A of the Code and the regulations promulgated thereunder, then during the six month period from and after the date of Executive’s “separation from service” the amount payable to Executive pursuant to the provisions of Section 5(b)(i) of the Employment Agreement shall not exceed the lesser of (x) two times Executive’s annual base compensation or (y) two times the amount determined pursuant to Section 401(a)(17) of the Code, and any excess amount which accrues to Executive during such period shall be withheld during such period and paid to Executive in a lump sum upon the expiration of six months after the date of “separation from service” (or , if earlier than the end of such six month period, upon Executive’s death). Any further amounts payable to Executive pursuant to Section 5(b)(i) thereafter accruing shall be paid on their scheduled payment dates.

6. Confidential Information.

(a) Executive acknowledges and agrees that the information, observations and data (including trade secrets) obtained by Executive while employed by the Parent, Company and its Subsidiaries concerning the business or affairs of the Company and its Subsidiaries are the confidential information (“Confidential Information”), and the property, of the Company and/or its Subsidiaries. Without limiting the foregoing, the term “Confidential Information” shall be interpreted as broadly as possible to include all observations, data and other information of any sort that are (i) related to any past, current or potential business of the Parent, Company or any of its Subsidiaries or any of their respective predecessors, and any other business related to any of the foregoing, and (ii) not generally known to and available for use by those within the line of business or industry of the Company or by the public (except to the extent such information has become generally known to and available for use by the public as a direct or indirect result of Executive’s unauthorized acts or omissions) including all (A) Work Product (as defined below); (B) non-public information concerning development, acquisition or investment opportunities in or reasonably related to the business or industry of the Company or any of its Subsidiaries of which Executive is aware or becomes aware during the term of his employment; (C) non-public information identifying or otherwise concerning any current, former or prospective suppliers, distributors, contractors, agents or customers of the Company or any of its Subsidiaries; (D) non-public development, transition, integration and transformation plans, methodologies, processes and methods of doing business; (E) non-public strategic, marketing, promotional and financial information (including all financial statements), business and expansion plans, including plans and information regarding planned, projected and/or potential sales, pricing, discount and cost information; (F) information identifying or otherwise concerning employees, independent contractors and consultants; (G) information on new and existing programs and services, prices, terms, and related information; (H) the terms of this Agreement;

(I) all information marked, or otherwise designated, as confidential by the Company or any of its Subsidiaries or which Executive should reasonably know is confidential or proprietary information of the Company or any of its Subsidiaries; (J) all information or materials similar or related to any of the foregoing, in whatever form or medium, whether now existing or arising hereafter (and regardless of whether merely stored in the mind of Executive or employees or consultants of the Company or any of its Subsidiaries, or embodied in a tangible form or medium); and (K) all tangible embodiments of any of the foregoing.

(b) Therefore, Executive agrees that, except as required by law or court order, including, without limitation, depositions, interrogatories, court testimony, and the like (and in such case provided that Executive must give the Company and/or its Subsidiaries, as applicable, prompt written notice of any such legal requirement, disclose no more information than is so required and permit the Company to seek, at the Company’s sole cost and expense, confidential treatment where available and cooperate fully with all efforts by the Company and/or its Subsidiaries to obtain a protective order or similar confidentiality treatment for such information), Executive shall not disclose to any unauthorized person or entity or use for Executive’s own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the Confidential Information becomes generally known to and available for use by the public other than as a direct or indirect result of Executive’s unauthorized acts or omissions. Executive shall deliver to the Company at the termination or expiration of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to the Confidential Information (including any Work Product (as defined below)) or the business of the Company and its Subsidiaries which Executive may then possess or have under Executive’s control and if, at any time thereafter, any such materials are brought to Executive’s attention or Executive discovers them in his possession or control, Executive shall deliver such materials to the Company immediately upon such notice or discovery.

(c) 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(d) Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede Executive (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange

Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive shall not be required to notify the Company that such reports or disclosures have been made.

(e) From and after the Commencement Date and following termination of Executive’s employment with the Company, (i) Executive agrees not to make any statement that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of the Company, any of its subsidiaries and affiliates, or their respective employees, officers, directors or equityholders and (ii) the Company agrees to direct its directors and executive officers not to make any statement that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of Executive. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

7. Intellectual Property, Inventions and Patents.

(a) Executive acknowledges and agrees that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, specifications, designs, analyses, drawings, reports, patents and patent applications, processes, programs, systems, software, firmware, materials, plans, sketches, models, know-how, devices, developments, data, databases, technology, trade secrets, works of authorship, copyrightable works and mask works (whether or not including any confidential information) and all registrations or applications related thereto, all other intellectual property or proprietary information and all similar or related information (whether or not patentable or copyrightable and whether or not reduced to tangible form or practice) which relate to the Parent’s, Company’s or any Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether alone or jointly with others) while employed by the Parent, Company or its Subsidiaries (“Work Product”) shall be deemed to be “work made for hire” (as defined in the Copyright Act, 17 U.S.C.A. §101 et seq., as amended) and owned exclusively by the Company. To the extent that any Work Product is not deemed to be “work made for hire” under applicable law, and all right, title and interest in and to such Work Product have not automatically vested in the Company, Executive hereby (A) irrevocably assigns, transfers and conveys, and shall assign transfer and convey, to the full extent permitted by applicable law, all right, title and interest in and to the Work Product on a worldwide basis to the Company (or such other person or entity as the Company shall designate), without further consideration, and (B) waives all moral rights in or to all Work Product, and to the extent such rights may not be waived, agrees not to assert such rights against the Company or its respective licensees, successors or assigns. Executive shall, at the Company’s expense, execute all documents and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish, confirm, evidence, effectuate, maintain, protect, enforce, perfect, record, patent or register any of the Company’s rights hereunder (including, without limitation, assignments, consents, powers of attorney and other instruments).

(b) Notwithstanding anything to the contrary herein, the provisions of this Section 7 will not apply to any Work Product which qualifies fully under the provisions of California Labor Code Section 2870, including any idea or invention which is developed entirely on Executive’s own time without using the equipment, supplies, facilities or trade secret information of the Parent Group, and which is not related to the business of the Parent Group (either actual or demonstrably anticipated), and which does not result from work performed for the Parent Group.

8. Conflict of Interest.

(a) In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges and agrees that during the course of Executive’s employment with the Company and its Subsidiaries Executive shall become familiar with the Company’s trade secrets and with other Confidential Information and that Executive’s services have been and shall be of special, unique and extraordinary value to the Company and its Subsidiaries, and therefore, Executive agrees that, during his employment with the Company and for a period of one year thereafter (the “Restrictive Term”), Executive shall not directly or indirectly (whether as an owner, partner, shareholder, agent, officer, director, employee, independent contractor, consultant or otherwise) own any interest in, operate, invest in, manage, control, participate in, consult with, render services for (alone or in association with any person or entity), or in any manner engage in any business activity on behalf of a Competing Business within any geographical area in which the Company or its Subsidiaries operates or plan to operate. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation. For purposes of this paragraph, “Competing Business” means any person, entity or business in the United States of America engaged in any phase of the business of developing, manufacturing, marketing, selling, licensing or distributing of products or services that are are the same as, or are substantially similar to, or which otherwise compete with the products or services of the Company and its subsidiaries, including products or services the Company and/or its Subsidiaries have taken steps to engage in as of the date of Executive’s termination of employment, (whether in the retail store channel, direct marketing or e-commerce channel or any combination of the foregoing or otherwise), including, but not limited to, any apparel business or division thereof that is engaged in the development, manufacturing, marketing, sale, licensing or distribution of plus-size apparel; provided, that the foregoing prohibition shall not apply to any such person, entity or business that competes with the Company or any of its subsidiaries through a division, subsidiary, or other business unit of such person, entity or business so long as Executive does not work or consult with or for, render any services to, or otherwise give advice to or in any manner participate or engage in any business activity on behalf of, any such division, subsidiary, or business unit that does so compete.

(b) During the Restrictive Term, Executive shall not, directly or indirectly, and shall ensure that any person or entity controlled by Executive does not, (i) induce or attempt to induce any employee of Parent, the Company or any Subsidiary to leave the employ of Parent, the Company or such Subsidiary, or in any way interfere with the relationship between the Parent, the Company or any Subsidiary and any employee thereof, (ii) hire, directly or through another person, any person (whether or not solicited) who was an executive of the Parent, the

Company or any Subsidiary at any time within the one year period before Executive’s termination from employment, (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Parent, the Company or any Subsidiary to cease doing business with the Parent, the Company or any Subsidiary, engage in or assist any person or entity in engaging in any Competing Business or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Parent, the Company or any Subsidiary (Executive understands that any person or entity that Executive contacted during the one year period prior to the date of Executive’s termination of employment for the purpose of soliciting sales from such person or entity shall be regarded as a “potential customer” of Parent, the Company and its Subsidiaries as to whom the Company has a protectible proprietary interest) or (iv) make or solicit or encourage others to make or solicit directly or indirectly any defamatory statement or communication about Parent, the Company or any of its Subsidiaries or any of their respective businesses, products, services or activities (it being understood that such restriction shall not prohibit truthful testimony compelled by valid legal process).

9. Enforcement.

(a) Executive acknowledges and agrees that the Company entered into this Agreement in reliance on the provisions of Sections 6, 7 and 8 and the enforcement of this Agreement is necessary to ensure the preservation, protection and continuity of the business of Parent, the Company and its Subsidiaries and other Confidential Information and goodwill of Parent, the Company and its Subsidiaries to the extent and for the periods of time expressly agreed to herein. Executive acknowledges and agrees that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of Parent, the Company or any of its Subsidiaries now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

(b) Notwithstanding any provision to the contrary herein, the Company or its Subsidiaries may pursue, at its discretion, enforcement of Sections 6, 7 and 8 in any court of competent jurisdiction (each a “Court”).

(c) Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. More specifically, if any Court determines that any of the covenants set forth in Sections 6, 7 and 8 are overbroad or unreasonable under applicable law in duration, geographical area or scope, the parties to this Agreement specifically agree and authorize such Court to rewrite this Agreement to reflect the maximum duration, geographical area and/or scope permitted under applicable law.

(d) Because Executive’s services are unique and because Executive has intimate knowledge of and access to Confidential Information and Work Product, the parties hereto agree that money damages would not be an adequate remedy for any breach of Sections 6, 7 and 8, and any breach of the terms of Sections 6, 7 and 8 would result in irreparable injury and damage to the Company and its Subsidiaries for which the Company and its Subsidiaries would have no adequate remedy at law. Therefore, in the event of a breach or threatened breach of Sections 6, 7 and 8, the Company or its successors or assigns, in addition to any other rights and remedies existing in their favor at law or in equity, shall be entitled to specific performance and/or immediate injunctive or other equitable relief from a Court in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security), without having to prove damages. The terms of this Section 9 shall not prevent the Company or any of its Subsidiaries from pursuing any other available remedies for any breach or threatened breach of this Agreement, including the recovery of damages from Executive.

10. Executive’s Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. EXECUTIVE HEREBY ACKNOWLEDGES, AGREES AND REPRESENTS THAT EXECUTIVE HAS CONSULTED WITH INDEPENDENT LEGAL COUNSEL REGARDING EXECUTIVE’S RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT AND THE TERMS OF THE RELEASE ATTACHED AS EXHIBIT A AND THAT EXECUTIVE FULLY UNDERSTANDS THE TERMS AND CONDITIONS CONTAINED HEREIN AND THEREIN.

11. Company’s Representation. The Company represents and warrants to Executive that (i) it is duly incorporated and authorized to enter into this Agreement and (ii) upon execution this Agreement will be a lawful and binding obligation of the Company.

12. Survival. The provisions of Sections 3(h) and 3(k) and Sections 5 through 23, inclusive, shall survive and continue in full force in accordance with their terms notwithstanding the termination of the Employment Period.

13. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service with confirmation of delivery, sent by facsimile (with evidence of transmission) or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

To Executive, at the address then on file for Executive at the Company.

To the Company:

Torrid LLC

18305 East San Jose Avenue

City of Industry, California 91748

Attn: Head of Human Resources

With copies (which shall not constitute notice) to:

Sycamore Partners

9 West 57th Street

31st Floor

New York, NY 10019

Attention: Stefan Kaluzny; Dary Kopelioff

Telecopy: 212-796-8560

Kirkland & Ellis LLP

300 N. LaSalle Street

Chicago, IL 60654

Attention: James P. Faley, P.C.

Telecopy: 312-862-2200

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when personally delivered, one (1) business day following delivery to the overnight courier service, if given by facsimile, when such facsimile is transmitted to the applicable fax number specified above and the appropriate facsimile confirmation is received, or if so mailed, on receipt.

14. Complete Agreement. This Agreement and those other documents expressly referred to herein embody the complete agreement and understanding among the parties hereto and supersede and preempt any prior understandings, agreements or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way.

15. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

16. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns; provided, that the services provided by Executive under this Agreement are of a personal nature and rights and obligations of Executive under this Agreement shall not be assignable.

17. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware shall control the interpretation and construction of this Agreement, even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

18. Consent to Jurisdiction. Each of the undersigned submits to the co-exclusive jurisdiction of the United States District Court and any Delaware state court sitting in Wilmington, Delaware over any lawsuit under this Agreement and waives any objection based on venue or forum non conveniens with respect to any action instituted therein. Executive acknowledges and agrees that Executive was represented by counsel in connection with the negotiation of this Agreement, namely Preti, Flaherty, Beliveau & Pachios, Chartered, LLP. Executive acknowledges and agrees that, pursuant to Section 925 of the California Labor Code, (a) Executive has waived the application of California law to this Agreement and any disputes under this Agreement, (b) Executive has waived any right to have any disputes under this Agreement adjudicated in California, and (c) Executive acknowledges and agrees that any disputes under this Agreement shall not be deemed to be a controversy arising in California. Each of the undersigned waives the necessity for personal service of any and all process upon it and consents that all such service of process may be made by registered or certified mail (return receipt requested), in each case directed to such party in accordance with Section 13 hereof, and service so made will be deemed to be completed on the date of delivery. Each of the undersigned consents to service of process as aforesaid. Nothing in this Agreement will prohibit personal service in lieu of the service by mail contemplated herein.

19. Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL, EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

20. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

21. Key Man Life Insurance. The Company may apply for and obtain and maintain a key man life insurance policy in the name of Executive together with other executives of the Company in an amount deemed sufficient by the Board, the beneficiary of which shall be the Company. Executive shall submit to physical examinations and answer reasonable questions in connection with the application and, if obtained, the maintenance of, as may reasonably be required, such insurance policy.

22. Executive’s Cooperation. During the Employment Period and thereafter, Executive shall reasonably cooperate with the Company and its Subsidiaries in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In the event the Company requires Executive’s cooperation in accordance with this section after the termination of the Employment Period, the Company shall reimburse Executive for all of Executive’s reasonable costs and expenses incurred, in connection therewith, plus pay Executive a reasonable amount per day for Executive’s time spent.

23. Certain Tax Matters.

(a) The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Section 409A of the Code or damages for failing to comply with Section 409A of the Code. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

(b) Notwithstanding any other provision of this Agreement to the contrary, to the extent that any payment or distribution of any type to or for Executive by the Company (or by any affiliate of the Company, any person or entity who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code and the regulations thereunder)), or any affiliate of such person or entity, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), is or will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (but not below zero) if and to the extent that a reduction in the Total Payments would result in Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if Executive received the entire amount of such Total Payments. The determination of whether the Total Payments shall be reduced and the amount of such reduction shall be provided to Executive by the Company, together with detailed supporting calculations and documentation as soon as practicable following the occurrence of the relevant triggering event, and, absent manifest error, such determination shall be final and binding upon Executive and the Company. In the event a portion of the Total Payments is required to be reduced, they shall be reduced in the following order of priority in a manner consistent with Section 409A: (i) first from cash compensation that is exempt from Section 409A, (ii) next from equity compensation that is exempt from Section 409A, then (iii) from payments that are subject to Section 409A in reverse chronological order of scheduled distribution.

*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

TORRID LLC

By:	Torrid Intermediate LLC

Its:	Member

By:	/s/ Stefan Kaluzny
Stefan Kaluzny
Manager

ACKNOWLEDGED, ACCEPTED AND AGREED:

/s/ Marc Katz
Marc Katz

Date:

Exhibit A

GENERAL RELEASE

Date:

Exhibit B

INCENTIVE UNIT PURCHASE AGREEMENT